Exhibit 10.3

SEPARATION AGREEMENT AND GENERAL RELEASE

1.  Introduction.  This agreement (“Agreement”) is made between Don Hazell (“Executive”) and Rally Software Development Corp. (“Company”) and their owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (“Releasees”).

2.  Separation.  Executive was terminated from Company’s employment effective October 31, 2013. Releasees and Executive desire to conclude the termination in an amicable way and outline conditions for which separation compensation may be paid.

3.  Consideration.  Company agrees to pay Executive a total of $710,000 less applicable state and federal payroll deductions. This amount will be paid after the time for revoking this Agreement, as described in section 13 below, has expired.  Executive acknowledges that Executive is receiving the compensation outlined in this section in consideration for waiving Executive’s right to claims referred to in this Agreement and that Executive would not otherwise be entitled to payment in the manner outlined herein.  Executive will also be paid any wages, commissions and bonus earned in the normal course through October 31, 2013.

4. Release.  Executive acknowledges receipt of all wages owed and, in exchange for the compensation set forth in paragraph 3, forever gives up, waives and releases any and all claims, charges, complaints, grievances or promises of any and every kind Executive may have up to the date of this Agreement against Releasees and related persons, including any and all claims for wages, overtime wages, PTO/vacation payments, wage and hour penalties, unreimbursed expenses, age discrimination, race or national origin discrimination, physical handicap and medical condition discrimination, breach of contract or wrongful termination from employment under state and federal laws, including but not limited to the United States Civil Rights Act as amended, 42 U.S.C. Section 2000e et seq; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 621 et seq; and applicable state employment laws.

5.  Waiver.  Executive agrees that by signing this Agreement and accepting the payment described above, Executive gives up any and all rights Executive may have to file a claim or complaint of any kind against Releasees or any related persons. Executive therefore specifically and freely waives any and all claims regardless of whether Executive knows or suspects such claims exist at the time of executing this Agreement.

6.  Non-Disparagment.  Both Executive and Company agree not to disparage the other party, the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation, personal reputation; provided that both Executive and Company will respond accurately and fully to any question, inquiry, or request for information when required by legal process.

7. Consultation Period.  Executive has been advised of Executive’s right to consult an attorney before Executive signs this agreement. Executive has been offered a 21-day period in which to consider whether to sign this Agreement.  Executive signs this Agreement voluntarily regardless of when during the 21-day period Executive signs it. This Agreement must be signed by Executive and returned to Company not later than November 21, 2013 in order to be valid. If the Agreement is not received by Company by that date, the offer will be considered expired and withdrawn.

8. Confidentiality.  Executive acknowledges that he possesses secret, confidential, or proprietary information or trade secrets concerning the operations, strategies, or business methods of the Company and its affiliates.  Executive agrees and promises that, unless compelled by legal process, he will not use or disclose any such information before it has become generally known within the industry through no fault of his own.  Executive agrees that this Section 8 and the restrictions contained herein will never expire.

9. PIIA.  Executive specifically confirms that Executive will continue to comply with the terms of the Proprietary Information and Inventions Agreement Executive has executed with the Company dated October 4,

2004 and attached hereto as Exhibit A, including, but not limited to the restrictions on solicitation and competition contained therein.

10.  Arbitration.  Executive and Company agree that if any dispute arises concerning interpretation and/or enforcement of the terms of this Agreement, said dispute shall be resolved by binding arbitration conducted before a single arbitrator in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect (“AAA’s National Rules”).  In the event that such a dispute arises, counsel for both Executive and Company will attempt to jointly select an arbitrator. If unable to do so, the procedures outlined in the AAA’s National Rules shall govern. Unless otherwise agreed to by Executive and Company, the arbitration shall take place in AAA’s office closest to the Company’s headquarters.

11. Entire Agreement.  This Agreement sets forth the entire Agreement between Executive and Releasees.  No one has promised Executive anything that is different from what is set forth in this Agreement. No other promises or agreements shall be binding upon Executive or Releasees with respect to the subject matter of this Agreement unless separately agreed to in writing.

12. Governing Law.  This Agreement has been made in Colorado and Colorado law applies to it. If any part is found to be invalid, the remaining parts of the Agreement will remain in effect as if there were no invalid part.

13. Revocation.  Executive has the right to revoke this Agreement within seven (7) days of signing it. To revoke this Agreement, Executive must send a written letter by certified mail to: Tim Miller, Rally Software Development Corp., 3333 Walnut Street, Boulder, CO 80301.  If Executive revokes this Agreement, Executive will not be entitled to the compensation described in section 3 above.

/s/ Don F. Hazell	11/13/13
Don Hazell	Date

Rally Software Development Corp.

/s/ Timothy A. Miller	11/13/13
Timothy Miller	Date
Chief Executive Officer

Exhibit A

EMPLOYEE PROPRIETARY INFORMATION, INVENTIONS,
NON-COMPETITION, AND NON-SOLICITATION AGREEMENT

This Employee Proprietary Information, Inventions, Non-competition, and Non-solicitation Agreement (“Agreement”) is made in consideration for my employment or continued employment by RALLY SOFTWARE DEVELOPMENT CORP. or its subsidiaries or affiliates (the “Company”), and the compensation now and hereafter paid to me.  I hereby agree as follows:

1.                                      NONDISCLOSURE.

1.1                               Recognition of Company’s Rights; Nondisclosure.  At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing.  I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information.  I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2                               Proprietary Information.  The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company.  By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company.  Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3                               Third Party Information.  I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4                               No Improper Use of Information of Prior Employers and Others.  During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.  I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.                                      ASSIGNMENT OF INVENTIONS.

2.1                               Proprietary Rights.  The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2                               Prior Inventions.  Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, I have set forth on

Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason.  A space is provided on Exhibit A for such purpose.  If no such disclosure is attached, I represent that there are no Prior Inventions.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3                               Assignment of Inventions.  Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.  Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4                               Nonassignable Inventions.  I recognize that, in the event of a specifically applicable state law, regulation, rule, or public policy (“Specific Inventions Law”), this Agreement will not be deemed to require assignment of any invention which qualifies fully for protection under a Specific Inventions Law by virtue of the fact that any such invention was, for example, developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secrets and neither related to the Company’s actual or anticipated business, research or development, nor resulted from work performed by me for the Company.  In the absence of a Specific Inventions Law, the preceding sentence will not apply.

2.5                               Obligation to Keep Company Informed.  During the period of my employment and for six months after the last day of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others.  In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment.  At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions Law; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief.  The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law.  I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

2.6                               Government or Third Party.  I also agree to assign all my right, title and interest in and to any particular Invention to a third party, including without limitation the United States, as directed by the Company.

2.7                               Works for Hire.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8                               Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.                                      NO CONFLICTS OR SOLICITATION.  I acknowledge that during my employment I will have access to and knowledge of Proprietary Information.  To protect the Company’s Proprietary Information, I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any other employment or business activity directly related to the business in which the Company is now involved or becomes involved, nor will I engage in any other activities which conflict with my obligations to the Company.  For the period of my employment by the Company and continuing until one year after my last day of employment with the Company, I will not (a) directly or indirectly induce any employee of the Company to terminate or negatively alter his or her relationship with the Company or (b) solicit the business of any client or customer of the Company (other than on behalf of the Company) or (c) induce any supplier, vendor, consultant or independent contractor of the Company to terminate or negatively alter his, her or its relationship with the Company.  If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

4.                                      COVENANT NOT TO COMPETE.  I acknowledge that during my employment I will have access to and knowledge of Proprietary Information.  To protect the Company’s Proprietary Information, I agree that during my employment with the Company whether full-time or half-time and for a period of one year after my last day of employment with the Company, I will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a “Restricted Business” in a “Restricted Territory” (as defined below).  It is agreed that ownership of (i) no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation, or (ii) any stock I presently own shall not constitute a violation of this provision.

4.1                               Reasonable.  I agree and acknowledge that the time limitation on the restrictions in this paragraph, combined with the geographic scope, is reasonable.  I also acknowledge and agree that this paragraph is reasonably necessary for the protection of Company’s Proprietary Information as defined in paragraph 1.2 herein, that through my employment I shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting Company’s business value which will be imparted to me.  If any restriction set forth in this paragraph 4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

4.2                               As used herein, the terms:

(i)                                    “Restricted Business” shall mean the design, development, marketing or sales of AGILE PROJECT MANAGEMENT TOOLS or any other process, system, product, or service marketed, sold or under development by the Company at any time during my employment with the Company.

(ii)                                “Restricted Territory” shall mean any state, county, or locality in the United States in which the Company conducts business and any other country, city, state, jurisdiction, or territory in which the Company does business.

5.                                      RECORDS.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

6.                                      NO CONFLICTING OBLIGATION.  I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

7.                                      RETURN OF COMPANY MATERIALS.  When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.  I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

8.                                      LEGAL AND EQUITABLE REMEDIES.  Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

9.                                      NOTICES.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

10.                               NOTIFICATION OF NEW EMPLOYER.  In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

11.                               GENERAL PROVISIONS.

11.1                        Governing Law; Consent to Personal Jurisdiction and Exclusive Forum.  This Agreement will be governed by and construed according to the laws of the State of Colorado as such laws are applied to agreements entered into and to be performed entirely within Colorado between Colorado residents.  I hereby expressly understand and consent that my employment is a transaction of business in the State of Colorado and constitutes the minimum contacts necessary to make me subject to the personal jurisdiction of the federal courts located in the State of Colorado, and the state courts located in the County of Broomfield, Colorado, for any lawsuit filed against me by Company arising from or related to this Agreement.  I agree and acknowledge that any controversy arising out of or relating to this Agreement or the breach thereof, or any claim or action to enforce this Agreement or portion thereof, or any controversy or claim requiring interpretation of this Agreement must be brought in a forum located within the State of Colorado.  No such action may be brought in any forum outside the State of Colorado.  Any action brought in contravention of this paragraph by one party is subject to dismissal at any time and at any stage of the proceedings by the other, and no action taken by the other in defending, counter claiming or appealing shall be construed as a waiver of this right to immediate dismissal.  A party bringing an action in contravention of this paragraph shall be liable to the other party for the costs, expenses and attorney’s fees incurred in successfully dismissing the action or successfully transferring the action to the federal courts located in the State of Colorado, or the state courts located in the County of Broomfield, Colorado.

11.2                        Severability.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

11.3                        Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

11.4                        Survival.  The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

11.5                        Employment.  I agree and understand that my employment is at-will which means I or the company each have the right to terminate my employment at will, with or without advanced notice and with or without cause.  I further agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

11.6                        Waiver.  No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

11.7                        Entire Agreement.  The obligations pursuant to Sections 1 through 4 and Sections 6 and 7 (including all subparts) of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement

This Agreement shall be effective as of the first day of my employment with the Company, namely:  11/4/04, 2004.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.  I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Dated:	10/7/04

/s/Don Hazell
Signature

Don Hazell
Printed Name

ACCEPTED AND AGREED TO:

/s/ Timothy A. Miller

EXHIBIT A

TO:                                                                         Rally Software Development Corp.

FROM:                                                     Don Hazell

DATE:                                                        10/7/04

SUBJECT:                                 Previous Inventions

1.                                      Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Rally Software Development Corp. that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☒                                  No inventions or improvements.

☐                                    See below:

☐                                    Additional sheets attached.

2.                                      Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement	Party(ies)	Relationship
1.
2.
3.

☐                                    Additional sheets attached.